Exhibit 99.1

The Hanover Reports Results:

First Quarter Net Income of $1.05 per Diluted Share; Operating Income(1) of $0.95 per Diluted Share;

First Quarter Combined Ratio of 99.5%, including Catastrophe Impact of 7.1 points

WORCESTER, Mass., May 3, 2017—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $45.2 million, or $1.05 per diluted share, for the first quarter of 2017, compared to $78.2 million, or $1.80 per diluted share, in the prior-year quarter. Operating income was $40.8 million, or $0.95 per diluted share, for the first quarter of 2017, compared to $71.5 million, or $1.64 per diluted share, in the prior-year quarter.

First Quarter Highlights

•	Catastrophe losses of $84.1 million before taxes, or 7.1% of earned premiums, primarily from domestic catastrophe events in the Midwest; this compared to $31.2 million, or 2.7%, in the prior-year quarter

•	Combined ratio, excluding catastrophes(2) of 92.4%, in line with the first quarter of 2016

•	No domestic prior-year loss reserve development

•	Net premiums written up 3.7%, driven by growth in domestic businesses

•	Continued price increases in Personal and Commercial Lines

•	Net investment income of $71.1 million in the first quarter, up 4.1% compared to the prior-year period

•	Book value per share of $68.44, up 1.5% from December 31, 2016; book value per share excluding net unrealized gains on investments(3) of $63.62, up 1.0%

	Three months ended March 31
(In millions, except per share data)	2017	2016
Net premiums written	$1,186.8	$1,144.3
Operating income	40.8	71.5
per diluted share	0.95	1.64
Net income	45.2	78.2
per diluted share	1.05	1.80
Net investment income	71.1	68.3
Book value per share	$68.44	$69.30
Ending shares outstanding	42.6	42.7
Combined ratio	99.5%	95.0%
Prior year development ratio	(0.2)%	(0.9)%
Catastrophe ratio	7.1%	2.7%
Combined ratio, excluding catastrophes(2)	92.4%	92.3%
Current accident year combined ratio, excluding catastrophes(4)	92.6%	93.2%

(1)	See information about this and other footnotes throughout this press release on the final pages of this document.

“We are pleased with our solid operating earnings in the face of higher-than-expected catastrophe losses in our domestic business, said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “Underlying trends were stable across each of our business segments and in line with our expectations, which reflect our disciplined approach to pricing and risk selection. We are also pleased with our responsible top-line growth of 3.7%, driven by continued strong momentum in Personal Lines, pricing and retention strategies in Commercial Lines, and thoughtful management of our international specialty business. Given our position with our agency partners and sustained strong results, we are well prepared to deliver on the 2017 business performance we presented at our Investor Day in February, subject to the uncertainty of catastrophe losses.”

“We are excited about our current book of business and our continued momentum,” said Jeffrey M. Farber, executive vice president and chief financial officer. “Domestic results, excluding catastrophes, were in line with our expectations, which incorporate normal first quarter seasonality. Chaucer delivered a strong combined ratio, at 93.5%, with low current year large loss experience offset by increased estimates in a number of prior-year large claims. We remain confident in the strength of Chaucer’s underwriting expertise and business fundamentals. Our businesses are well positioned to capitalize on profitable growth opportunities, strengthen our competitive position and deliver value to our shareholders.”

First Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $37.4 million, compared to operating income before taxes of $42.7 million in the first quarter of 2016. The Commercial Lines combined ratio was 100.2%, compared to 99.2% in the prior-year quarter. Catastrophe losses were $36.4 million, or 6.2 points of the combined ratio, compared to $18.9 million, or 3.3 points, in the prior-year quarter. First quarter 2017 results included no impact from prior-year loss reserve development, compared to net unfavorable prior-year loss reserve development of $20.1 million, or 3.5 points of the combined ratio, in the first quarter of 2016.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), increased by 1.6 points to 94.0%, compared to 92.4% in the prior-year quarter. The difference reflects the unusually low level of first quarter 2016 property large losses and non-catastrophe weather related losses in the Commercial Multiple Peril line (“CMP”). Also contributing to the unfavorable comparison in CMP is the higher casualty loss ratio, which is consistent with historical performance, but above the reported first quarter 2016 ratio. This increase in CMP was partially offset by improvement in all other lines, as a result of continued pricing and underwriting initiatives.

Net premiums written were $625.3 million in the quarter, up 3.5% from the prior-year quarter, driven by continued pricing increases, strong retention and targeted new business expansion. Core commercial(5) business pricing increases averaged 3.2% for the first quarter, consistent with the fourth quarter of 2016.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended March 31
$ in millions	2017	2016
Net premiums written	$625.3	$604.3
Net premiums earned	588.3	571.4
Operating income before taxes	37.4	42.7

Loss and LAE ratio	63.8%	63.0%
Expense ratio(6)	36.4%	36.2%

Combined ratio	100.2%	99.2%

Prior year development ratio	—	3.5%
Catastrophe ratio	6.2%	3.3%
Combined ratio, excluding catastrophes(2)	94.0%	95.9%
Current accident year combined ratio, excluding catastrophes(4)	94.0%	92.4%

Personal Lines

Personal Lines operating income before taxes was $9.9 million in the quarter, compared to $47.1 million in the first quarter of 2016. The Personal Lines combined ratio was 101.6%, compared to 91.4% in the prior-year quarter. Catastrophe losses were $40.4 million, or 10.6 points of the combined ratio, compared to $11.8 million, or 3.3 points, in the prior-year quarter. First quarter 2017 results included no impact from prior-year loss reserve development, compared to net favorable prior-year reserve development of $0.7 million, or 0.2 points of the combined ratio, in the first quarter of 2016.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 2.7 points to 91.0%, compared to 88.3% in the prior-year quarter, primarily due to unusually low level of large losses and non-catastrophe weather-related losses in the first quarter of 2016.

Net premiums written were $362.1 million in the quarter, up 7.4% from the prior-year quarter, due to rate increases, new business growth and improved retention. Personal Lines average rate increases in the first quarter 2017 were approximately 4.1%, consistent with the fourth quarter 2016.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended March 31
$ in millions	2017	2016
Net premiums written	$362.1	$337.0
Net premiums earned	381.8	358.6
Operating income before taxes	9.9	47.1

Loss and LAE ratio	72.8%	63.3%
Expense ratio(6)	28.8%	28.1%

Combined ratio	101.6%	91.4%

Prior year development ratio	—	(0.2)%
Catastrophe ratio	10.6%	3.3%
Combined ratio, excluding catastrophes(2)	91.0%	88.1%
Current accident year combined ratio, excluding catastrophes(4)	91.0%	88.3%

Chaucer

Chaucer’s operating income before taxes was $24.9 million in the quarter, compared to $33.7 million in the first quarter of 2016. Chaucer’s combined ratio was 93.5%, compared to 89.8% in the prior-year quarter. Catastrophe losses were $7.3 million, or 3.5 points of the combined ratio, compared to $0.5 million, or 0.2 points, in the prior-year quarter.

Chaucer’s combined ratio, excluding catastrophe losses, was 90.0% in the first quarter of 2017, compared to 89.6% in the prior-year quarter. The current quarter accident year loss ratio, excluding catastrophe losses, was 51.0%, compared to 64.1% in the first quarter of 2016, driven by a very low incidence of large losses in the current quarter.

First quarter 2017 results also reflected net favorable prior-year reserve development on non-catastrophe losses of $2.3 million, or 1.1 points of the combined ratio, compared to $29.7 million, or 13.4 points, in the first quarter of 2016. Favorable reserve development from attritional and other losses in the first quarter of 2017 was largely offset by an increase in loss provision for uncorrelated large prior-year claims.

Net premiums written were $199.4 million in the quarter, down 1.8% as the prior year benefitted from the reinsurance-to-close(7) (“RITC”) transaction in 2016. Excluding RITC, net premiums written increased 7.6% due to execution of strategic initiatives, partially offset by a planned increase in ceded reinsurance premiums.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended March 31
$ in millions	2017	2016
Net premiums written	$199.4	$203.0
Net premiums earned	211.2	221.3
Operating income before taxes	24.9	33.7

Loss and LAE ratio	53.4%	50.9%
Expense ratio(6)	40.1%	38.9%

Combined ratio	93.5%	89.8%

Prior year development ratio	(1.1)%	(13.4)%
Catastrophe ratio	3.5%	0.2%
Combined ratio, excluding catastrophes(2)	90.0%	89.6%
Current accident year combined ratio, excluding catastrophes(4)	91.1%	103.0%

Investments

Net investment income was $71.1 million for the first quarter of 2017, compared to $68.3 million in the prior-year period. The increase was primarily due to investing higher operating cash flows, and additional income from commercial mortgage loan participations and private equity partnerships. Net investment income also benefitted from income on certain reinsurance contracts subject to deposit accounting. These increases were partially offset by the cumulative impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 3.38% and 3.54% for the quarters ended March 31, 2017 and 2016, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended March 31, 2017 was 3.29%, down from the prior-year quarter yield of 3.40%.

Net realized investment gains were $1.9 million in the first quarter of 2017, including $1.4 million of impairment charges. In the first quarter of 2016, net realized investment gains were $1.5 million, including $20.9 million of impairment charges.

The company held $8.8 billion in cash and invested assets on March 31, 2017. Fixed maturities and cash represented approximately 87% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains increased $33.5 million during the first quarter of 2017 to $219.6 million at March 31, 2017, from $186.1 million at December 31, 2016, primarily due to narrowing credit spreads.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $68.44, up 1.5% from December 31, 2016, primarily driven by earnings accretion.

During the quarter, the company repurchased approximately 51 thousand shares of common stock for $4.6 million, at an average price of $90.11 per share.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Thursday, May 4, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-888-771-4371; if calling internationally, please dial 1-847-585-4405; conference code: 44576787. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s first quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	March 31 2017	December 31 2016
Assets
Total investments	$8,530.1	$8,449.5
Cash and cash equivalents	257.0	282.6
Premiums and accounts receivable, net	1,522.2	1,438.1
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,726.1	2,611.8
Other assets	1,455.4	1,438.4

Total assets	14,490.8	14,220.4

Liabilities
Loss and loss adjustment expense reserves	7,103.0	6,949.4
Unearned premiums	2,657.4	2,561.0
Debt	786.6	786.4
Other liabilities	1,030.3	1,066.1

Total liabilities	11,577.3	11,362.9

Total shareholders’ equity	2,913.5	2,857.5

Total liabilities and shareholders’ equity	$14,490.8	$14,220.4

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended March 31
$ in millions	2017	2016
REVENUES
Premiums earned	$1,181.3	$1,151.3
Net investment income	71.1	68.3
Net realized investment gains	1.9	1.5
Fees and other income	6.6	6.5

Total revenues	1,260.9	1,227.6

LOSSES AND EXPENSES
Losses and loss adjustment expenses	766.5	699.6
Amortization of deferred acquisition costs	266.4	259.1
Interest expense	12.0	14.7
Other operating expenses	157.0	146.1

Total losses and expenses	1,201.9	1,119.5

Income from continuing operations before income taxes	59.0	108.1
Income tax expense	13.8	30.0

Income from continuing operations	45.2	78.1
Discontinued operations	—	0.1

Net income	$45.2	$78.2

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.

	Three months ended March 31
	2017		2016
(In millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
OPERATING INCOME
Commercial Lines	$37.4		$42.7
Personal Lines	9.9		47.1
Chaucer	24.9		33.7
Other	(3.1)		(3.1)

Total	69.1		120.4
Interest expense	(12.0)		(14.7)

Operating income before income taxes	57.1	$1.33	105.7	$2.43
Income tax expense on operating income	(16.3)	(0.38)	(34.2)	(0.79)

Operating income after income taxes	40.8	0.95	71.5	1.64
Other non-operating items:
Net realized investment gains	1.9	0.04	1.5	0.04
Other	—	—	0.7	0.01
Income tax benefit on other non-operating items	2.5	0.06	4.4	0.10

Income from continuing operations, net of taxes	45.2	1.05	78.1	1.79
Discontinued operations, net of taxes	—	—	0.1	0.01

Net income	$45.2	$1.05	$78.2	$1.80

Weighted average shares outstanding		42.9		43.5

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, “forward-looking statements” include statements in this press release or in such conference call regarding our ability to deliver on “Hanover 2021” strategy; confidence in the ability to deliver acceptable profit levels in commercial auto; focus on maintaining solid margins and growing commercial lines in competitive market environment; ability to create opportunities to write high quality business at stable margins; the strength of reserves and the balance sheet, and the adequacy of current and prior-year reserve actions, following the actuarial reserving review in the fourth quarter 2016, the relative likelihood of favorable or unfavorable reserve development in domestic lines and expectations for Chaucer reserve development to contribute to earnings; our ability to achieve financial goals and generate strong earnings; ability to leverage our agency distribution network to expand shelf space with existing agents and generate growth; pricing compared to long-term loss trends and ability to produce a stable loss ratio; Specialty growth opportunities; future trends of commercial multi-peril liability claims; frequency and severity trends in personal and commercial auto; success of technology and service platform investments, and state and product expansion in Personal Lines; performance of Personal Lines expense ratio to come down modestly in 2017 from prior-year growth leverage; ability to capture the emerging-affluent market; pricing and retention trends; impact of bodily injury and collision severity trends on auto rates; the potential impact of capital actions and business investments; effects and volatility of pound sterling and other currencies on earnings; success of the proposed non-Lloyd’s platform in Dublin; the ability to manage the cyclical nature of Chaucer’s business, risk complexity, and challenging market conditions; future performance of Chaucer’s current and prior-year development and large loss activity; share repurchases; increased income from expected “higher yielding assets;” volatility in unrealized gains; and ability to achieve components of the 2017 guidance, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial, economic and political environment on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company’s annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; operational and technology risks, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 43 of the Company’s Annual Report for the year ended December 31, 2016, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2016 Annual Report on pages 77-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months ended March 31, 2017 and 2016 is set forth in the table on page 7 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, casualty, energy, property, and treaty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

End notes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the most directly comparable GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 7 of this press release. See the disclosure on the use of this and all other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)	Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of Combined ratio, excluding catastrophes:

	Three months ended
	March 31, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Consolidated
Total combined ratio	100.2%	101.6%	100.9%	93.5%	99.5%
Less: Catastrophe ratio	6.2%	10.6%	7.9%	3.5%	7.1%

Combined ratio, excluding catastrophe losses	94.0%	91.0%	93.0%	90.0%	92.4%

	Three months ended
	March 31, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Consolidated
Total combined ratio	99.2%	91.4%	96.2%	89.8%	95.0%
Less: Catastrophe ratio	3.3%	3.3%	3.3%	0.2%	2.7%

Combined ratio, excluding catastrophe losses	95.9%	88.1%	92.9%	89.6%	92.3%

(3) The following is a reconciliation of book value per share, excluding net unrealized gains on investments:

	Period ended
	March 31 2016	June 30 2016	September 30 2016	December 31 2016	March 31 2017
Book value per share	$69.30	$70.58	$72.08	$67.40	$68.44
Less: Net unrealized gains on investments	5.78	7.59	7.60	4.39	4.82

Book value per share, excluding net unrealized gains on investments	$63.52	$62.99	$64.48	$63.01	$63.62

(4)	Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of Current accident year combined ratio, excluding catastrophe losses:

	Three months ended
	March 31, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Consolidated
Total combined ratio	100.2%	101.6%	100.9%	93.5%	99.5%
Less:
Prior year development ratio	—	—	—	(1.1)%	(0.2)%
Catastrophe ratio	6.2%	10.6%	7.9%	3.5%	7.1%

Current accident year combined ratio, excluding catastrophe losses	94.0%	91.0%	93.0%	91.1%	92.6%

	Three months ended
	March 31, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Consolidated
Total combined Ratio	99.2%	91.4%	96.2%	89.8%	95.0%
Less:
Prior year development ratio	3.5%	(0.2)%	2.1%	(13.4)%	(0.9)%
Catastrophe ratio	3.3%	3.3%	3.3%	0.2%	2.7%

Current accident year combined ratio, excluding catastrophe losses	92.4%	88.3%	90.8%	103.0%	93.2%

(5)	Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on page 7 of the First Quarter 2017 Financial Supplement.

	Three months ended			Three months ended
	March 31, 2017			March 31, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$375.2	$250.1	$625.3	$359.3	$245.0	$604.3
Net premiums earned	$348.0	$240.3	$588.3	$330.8	$240.6	$571.4

(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(7)	Reinsurance-to-close (“RITC”) transaction referenced on page 4 represents the increase in Chaucer’s retained share of its 2013 year of account of 98% that was closed and reinsured into its 2014 year of account, which was increased to a 100% share. In the first quarter of 2016, Chaucer recorded $17.7 million of additional assumed premium and an equal amount of loss and LAE reserves related to the RITC transaction that had no meaningful effect on the combined ratio and operating earnings. However, the transaction increased the loss and loss adjustment expense ratio by approximately 4 points and reduced the expense ratio by a similar amount.

(8)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.